William L. Butcher, CPA P.S.
Certified Public Accountant
Telephone Everett (425)335-0603 or Seattle (206)989-9383 Fax (425)335-3567

December 8, 1999

Consolidated Data, Inc.
6912 - 220th Street SW
Suite 320
Mountlake Terrace, WA  98043

RE:  Consolidated Data Inc.
     Letter pursuant to Regulation S-B for Form 10-SB/A
     File No. 0-26969

Dear Sirs:

This firm audited the restated consolidated financial statements for Consolidated Data Inc. for the interim period ended June 30, 1999 and for the years ended September 30, 1998 and 1997 dated October 18, 1999. This firm consents to the inclusion of the above-described audited financial statements, and its opinion thereon, in said Form 10-SB/A.

Sincerely,

/s/ W.L. Butcher CPA
William L. Butcher CPA

7304 10th Street S.E., Suite "C" Everett, Washington 98205
621 SE 9 NE Lake Stevens, Washington 98258